Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports First Quarter Fiscal 2019 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) May 7, 2019 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the first quarter of fiscal 2019.

First Quarter Fiscal 2019 Highlights

•	Total case volume increased 1.4%; independent restaurant case volume increased 5.5%

•	Net sales increased 3.6% to $6.0 billion

•	Gross profit increased 6.0% to $1,052 million

•	Income before income taxes increased $28 million to $91 million

•	Net income increased $4 million to $71 million

•	Adjusted EBITDA increased 3.6% to $232 million

•	Diluted EPS increased 3.2% to $0.32; Adjusted Diluted EPS increased 5.7% to $0.37

CEO Perspective
“Our first quarter fiscal 2019 results were in line with our expectations,” said Chairman and CEO Pietro Satriano. “We accelerated case volumes across all customer types and are particularly pleased with our 5.5% organic independent restaurant case growth rate, our best quarter since third quarter fiscal 2016. We expanded our adjusted operating leverage per case for the 13th quarter in a row, resulting in Adjusted EBITDA growth of 3.6%. We remain favorable on the overall industry outlook and expect to deliver the full year fiscal 2019 guidance targets that we discussed on our fourth quarter call.”

First Quarter Fiscal 2019 Results
Total case volume increased 1.4% from the prior year while independent restaurant case volume increased 5.5%, all on an organic basis. Net sales of $6,031 million for the quarter increased 3.6% from the prior year, due to year-over-year inflation in poultry, produce and grocery items and an increase in case volume.

Gross profit of $1,052 million increased $60 million, or 6.0%, from the prior year, primarily driven by margin expansion initiatives, an increase in case volume and the favorable year-over-year change in the last-in, first-out (LIFO) reserve. Gross profit as a percentage of Net sales was 17.4%. Adjusted Gross profit was $1,050 million, a 3.9% increase from the prior year, driven by margin expansion initiatives and an increase in case volume. Adjusted Gross profit as a percentage of Net sales was 17.4%.

Operating expenses were $921 million, an increase of 3.6% from the prior year. The increase was driven by higher wage, distribution and acquisition-related costs, partially offset by the positive impact of expense control initiatives. Adjusted Operating expenses for the quarter were $820 million, a 3.8% increase from the prior year.

Income before income taxes was $91 million, a $28 million increase from the prior year.

Net income for the quarter was $71 million, up $4 million from $67 million in the prior year as a result of the Gross profit and Operating expense factors discussed above. Adjusted EBITDA was $232 million, an increase of $8 million, or 3.6%, compared to the prior year. Diluted EPS increased 3.2% to $0.32 and Adjusted Diluted EPS increased 5.7% to $0.37.

Cash Flow and Capital Transactions
Net cash provided by operating activities for the first three months of fiscal 2019 was $154 million, a decrease of $38 million from the prior year, primarily driven by working capital benefits during the first fiscal quarter of 2018 that did not repeat to the same extent in the first fiscal quarter of 2019. Cash capital expenditures for the first three months of fiscal 2019 totaled $61 million, an increase of $4 million from the prior year.

Net Debt at the end of the first quarter of fiscal 2019 was $3.3 billion, a decrease of $63 million versus the end of fiscal 2018. The ratio of Net Debt to Adjusted EBITDA was 3.0x at the end of the first quarter of fiscal 2019, which was flat as compared to the end of fiscal 2018.

Outlook for Full Year Fiscal 2019
The company reiterates its full year fiscal 2019 guidance provided on February 12, 2019.

Conference Call and Webcast Information
US Foods' first quarter fiscal 2019 earnings call will be broadcast live via the internet on May 7, 2019 at 9:00 a.m. CDT. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 7497777. The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates more than $24 billion in annual revenue. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to achieve increased sales to independent restaurants; effective consummation and integration of acquisitions; achievement of expected benefits from cost savings initiatives; increases in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs; access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; environmental, health and safety and other governmental regulation; product liability claims; adverse judgments or settlements resulting from litigation; disruptions of existing technologies and implementation of new technologies; cybersecurity incidents; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events; risks associated with intellectual property, including potential infringement; indebtedness and restrictions under agreements governing indebtedness; and potential interest rate increases.

For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, which was filed with the Securities and Exchange Commission on February 14, 2019. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items specified in the agreements governing our indebtedness.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income, plus Interest expense-net, Income tax (benefit)/provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and Tangible asset impairments; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) Business transformation costs; and (5) other gains, losses or charges as specified in the agreements governing our indebtedness.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, amortization, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income excluding such items as Restructuring benefits and costs, tangible asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under our the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release. We have not, however, provided a reconciliation of our full fiscal 2019 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.

Source: US Foods
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US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	March 30, 2019	December 29, 2018

ASSETS
Current assets
Cash and cash equivalents	$92	$104
Accounts receivable, less allowances of $30 and $29	1,408	1,347
Vendor receivables, less allowances of $3 and $3	170	106
Inventories—net	1,272	1,279
Prepaid expenses	111	106
Assets held for sale	7	7
Other current assets	21	30
Total current assets	3,081	2,979
Property and equipment—net	1,849	1,842
Goodwill	3,967	3,967
Other intangibles—net	314	324
Deferred tax assets	7	7
Other assets	173	67
Total assets	$9,391	$9,186

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$155	$157
Accounts payable	1,534	1,359
Accrued expenses and other current liabilities	419	454
Current portion of long-term debt	106	106
Total current liabilities	2,214	2,076
Long term debt	3,275	3,351
Deferred tax liabilities	293	298
Other long-term liabilities	299	232
Total liabilities	6,081	5,957
Shareholders' equity:
Common stock	2	2
Additional paid-in capital	2,795	2,780
Retained earnings	602	531
Accumulated other comprehensive loss	(89)	(84)
Total shareholders’ equity	3,310	3,229
Total liabilities and shareholders' equity	$9,391	$9,186

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13-Weeks Ended
($ in millions, per share data) *	March 30, 2019	March 31, 2018
Net sales	$6,031	$5,823
Cost of goods sold	4,979	4,831
Gross profit	1,052	992
Distribution, selling and administrative costs	921	887
Restructuring costs	—	2
Total operating expenses	921	889
Operating income	131	103
Other income—net	(2)	(3)
Interest expense—net	42	43
Income before income taxes	91	63
Income tax provision (benefit)	20	(4)
Net income	$71	$67
Net income per share
Basic	$0.33	$0.31
Diluted	$0.32	$0.31
Weighted-average common shares outstanding
Basic	217,234,403	215,080,238
Diluted	218,785,886	217,212,222

(*) Prior year amounts may have been rounded to conform with the current year presentation.

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	13-Weeks Ended
($ in millions) *	March 30, 2019	March 31, 2018
Cash flows from operating activities:
Net income	$71	$67
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81	81
Amortization of deferred financing costs	1	1
Deferred tax (benefit) provision	(3)	27
Share-based compensation expense	6	7
Provision for doubtful accounts	6	3
Changes in operating assets and liabilities:
Increase in receivables	(131)	(135)
Decrease in inventories—net	7	1
Increase in prepaid expenses and other assets	(8)	(12)
Increase in accounts payable and cash overdraft liability	183	283
Decrease in accrued expenses and other liabilities	(59)	(131)
Net cash provided by operating activities	154	192
Cash flows from investing activities:
Acquisition of businesses—net of cash	—	(1)
Proceeds from sales of property and equipment	—	1
Purchases of property and equipment	(61)	(57)
Net cash used in investing activities	(61)	(57)
Cash flows from financing activities:
Proceeds from debt borrowings	1,004	864
Principal payments on debt and financing leases	(1,119)	(1,042)
Contingent consideration paid for business acquisitions	—	(1)
Proceeds from employee stock purchase plan	5	4
Proceeds from exercise of stock options	6	7
Tax withholding payments for net share-settled equity awards	(2)	—
Net cash used in financing activities	(106)	(168)
Net decrease in cash, cash equivalents and restricted cash	(13)	(33)
Cash, cash equivalents and restricted cash—beginning of period (1)	105	119
Cash, cash equivalents and restricted cash—end of period(1)	$92	$86
Supplemental disclosures of cash flow information:
Interest (net of amounts capitalized) paid	$36	$33
Income taxes paid—net	1	1
Property and equipment purchases included in accounts payable	17	22
Leased assets obtained in exchange for financing lease liabilities	38	50
Leased assets obtained in exchange for operating lease liabilities	2	—
Cashless exercise of stock options	1	—
(*) Prior year amounts may have been rounded to conform with the current year presentation.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13-Weeks Ended
($ in millions, except share and per share data) *	March 30, 2019	March 31, 2018	Change	%
Net income (GAAP)	$71	$67	$4	6.0%
Interest expense—net	42	43	(1)	(2.3)%
Income tax provision (benefit)	20	(4)	24	NM
Depreciation and amortization expense	81	81	—	0.0%
EBITDA (Non-GAAP)	214	187	27	14.4%
Adjustments:
Restructuring costs (1)	—	2	(2)	(100.0)%
Share-based compensation expense (2)	6	7	(1)	(14.3)%
LIFO reserve change (3)	(2)	19	(21)	(110.5)%
Business transformation costs (4)	1	8	(7)	(87.5)%
SGA acquisition related costs and other (5)	13	1	12	NM
Adjusted EBITDA (Non-GAAP)	232	224	8	3.6%
Depreciation and amortization expense	(81)	(81)	—	0.0%
Interest expense—net	(42)	(43)	1	(2.3)%
Income tax provision, as adjusted (6)	(28)	(25)	(3)	12.0%
Adjusted Net income (Non-GAAP)	$81	$75	$6	8.0%

Diluted EPS (GAAP)	$0.32	$0.31	$0.01	3.2%
Restructuring costs (1)	—	0.01	(0.01)	(100.0)%
Share-based compensation expense (2)	0.03	0.03	—	0.0%
LIFO reserve change (3)	(0.01)	0.09	(0.10)	(111.1)%
Business transformation costs (4)	—	0.04	(0.04)	(100.0)%
SGA acquisition related costs and other (5)	0.06	—	0.06	NM
Income tax impact of adjustments (6)	(0.03)	(0.13)	0.10	(76.9)%
Adjusted Diluted EPS (Non-GAAP)	$0.37	$0.35	$0.02	5.7%

Weighted-average diluted shares outstanding (GAAP)	218,785,886	217,212,222

Gross profit (GAAP)	$1,052	$992	$60	6.0%
LIFO reserve change (3)	(2)	19	(21)	(110.5)%
Adjusted Gross profit (Non-GAAP)	$1,050	$1,011	$39	3.9%

Operating expenses (GAAP)	$921	$889	$32	3.6%
Depreciation and amortization expense	(81)	(81)	—	NM
Restructuring costs (1)	—	(2)	2	(100.0)%
Share-based compensation expense (2)	(6)	(7)	1	(14.3)%
Business transformation costs (4)	(1)	(8)	7	(87.5)%
SGA acquisition related costs and other (5)	(13)	(1)	(12)	NM
Adjusted Operating expenses (Non-GAAP)	$820	$790	$30	3.8%
(*) Prior year amounts may have been rounded to conform with the current year presentation.
NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.

(2)	Share-based compensation expense for expected vesting of stock and option awards and employee stock purchase plan.

(3)	Represents the non-cash impact of LIFO reserve adjustments.

(4)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(5)	Other includes gains, losses or charges as specified under the agreements governing our indebtedness. The 2019 balance primarily consists of acquisition-related costs.

(6)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a corporate tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	March 30, 2019	December 29, 2018	March 31, 2018
Total Debt (GAAP)	$3,381	$3,457	$3,630
Cash, cash equivalents and restricted cash	(92)	(105)	(86)
Net Debt (Non-GAAP)	$3,289	$3,352	$3,544
Adjusted EBITDA (1)	$1,111	$1,103	$1,067
Net Leverage Ratio (2)	3.0	3.0	3.3

(1) Trailing Twelve Months Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA